Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jennifer McGuffin

Director of Corporate Communications

+1 630 245 1780

media@calamos.com

Calamos Announces Board Change and Intent to Form Calamos Partners

Naperville, IL; December 4, 2013 – Calamos Asset Management, Inc. (NASDAQ: CLMS), a global investment firm, today announced that Nick Calamos is leaving the Calamos Board of Directors to further pursue his interests in education and philanthropy. The move follows his decision to step away from his day-to-day role with the firm in August 2012 and his agreement to sell to John P. Calamos, Sr. his private interest in Calamos Family Partners. The separation agreement includes non-compete and non-solicitation provisions which extend for a period of four years following Nick’s departure.

As a result of this transaction, John P. Calamos, Sr., Chief Executive Officer and Global Co-Chief Investment Officer of Calamos Investments, has announced his intention to form Calamos Partners, in order to allow senior portfolio management and executives of the firm to participate in the private ownership of Calamos Investments. In discussing the formation of Calamos Partners, he stated, “Over the years, I have sought to align senior portfolio management and executives with the long-term objectives of the firm and interests of our shareholders. Calamos Partners will enable the firm to strengthen its alignments with key talent.”

John P. Calamos, Sr. also said, “We wish Nick the best in his future pursuits. Over the last 18 months we have significantly strengthened the Calamos Board of Directors with the appointments of Global Co-CIO Gary Black, Thomas Eggers, Keith (Kim) Schappert and William Shiebler, all of whom have held the role of CEO at asset management firms.”

He continued, “The firm is well positioned for future growth thanks to the strengthening of our investment team and the expansion of our investment strategies, including alternatives, value and high yield.”

Nick Calamos said, “Now is a good time for me to step down so that I can focus more on my academic and charitable activities. Our new Board members are working very well together. John and Gary have added significant resources to the investment team and investment performance has improved on several key strategies. I know the firm’s future is bright.”

About Calamos

Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified global investment firm offering innovative investment strategies including equity, fixed income, convertible and alternative investments, among others. The firm offers strategies through separately managed portfolios, mutual funds, closed-end funds, private funds and UCITS funds. Clients include major corporations, pension funds, endowments, foundations and individuals, as well as the financial advisors and consultants who serve them. Headquartered in the Chicago metropolitan area, the firm also has offices in London and New York.

For more information, please visit www.calamos.com.

Source: Calamos Asset Management, Inc.

*	Calamos Investments LLC, referred to herein as Calamos Investments®, is a financial services company offering such services through its subsidiaries: Calamos Advisors LLC, Calamos Wealth Management LLC, Calamos Investments LLP and Calamos Financial Services LLC.

#  #  #